Exhibit 3.7

                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT
                                     TO THE
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            FOCUS ENHANCEMENTS, INC.

         FOCUS Enhancements, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

         FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth Paragraph One thereof and by substituting in lieu of said Article Fourth Paragraph One the following:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Three Million (63,000,000) shares, consisting of (i) Sixty Million (60,000,000) shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) Three Million (3,000,000) shares of Preferred Stock, $0.01 par value per share.

         SECOND: The amendment of the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted by
(a) the Board of Directors of the Corporation having duly adopted by unanimous written consent a resolution setting forth such amendment and declaring its advisability and submitting it to the shareholders of the Corporation for their approval, and (b) the shareholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at the annual meeting of shareholders called and held upon notice in accordance with Section 222 of the DGCL.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

         FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

         The Corporation has caused this Certificate of Amendment to be signed by Gary L. Williams, its Secretary and Chief Financial Officer, this 8th day of January 2003.

                                  FOCUS ENHANCEMENTS, INC.
                                  By:      /s/Gary L. Williams
                                     ----------------------------------
                                           Gary L. Williams
                                           Secretary and Chief Financial Officer